                       CIRCUIT SYSTEMS, INC.

                          PROXY  STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS

                   To Be Held September 19, 1997


 This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Circuit Systems, Inc., an Illinois corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held September 19, 1997, as stated in the foregoing notice. Solicitations will be made by mail, and expenses incurred in connection with the solicitation will be borne by the Company.

 Anyone giving a proxy may revoke it at any time before it is exercised. If the enclosed proxy is properly executed and returned to American Stock Transfer & Trust Company, 40 Wall Street, New York, N.Y. 10005, all shares represented thereby will be voted for the proposals described in this Proxy Statement.

 Each outstanding share of Common Stock of the Company is entitled to one vote on each matter submitted to a vote at the meeting. In addition, in the election of Directors, each shareholder will have the right to cumulate his shares and distribute his votes among one or more of the Directors to be elected, in the manner authorized by the laws of Illinois. The Board of Directors has fixed July 21, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof.

 The Company had 5,069,273 shares of Common Stock, without par value, outstanding on June 30, 1997.

 It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about August 13, 1997.


 Matters to be Considered at the Meeting

     The Company's shareholders are being asked to consider and act upon the following proposals:

     1. The election of seven directors.

     2. Such other business as may come before the Meeting or any adjournments thereof.


                           --PROPOSAL 1--

                       ELECTION OF DIRECTORS

 At the meeting, seven Directors will be elected for a term of one year, or until their successors have been elected and qualified. All of the nominees are currently members of the Board of Directors.

 The shares represented by the proxies given pursuant to this solicitation will be voted, and may be cumulated, in the manner authorized by the laws of Illinois, for the nominees listed below (unless such authorization is withheld in the proxy). Cumulative voting entitles each shareholder to give one candidate the number of votes equal to the number of Directors multiplied by the number of his shares or to distribute such votes on the same principle among as many candidates as the shareholder chooses. In the absence of contrary direction, the proxies will cast votes in such manner as to elect all or as many nominees as possible. In the event any nominee should become unavailable for any reason presently unknown, the proxies will be voted for substitute nominees. The nominees of the Company are Richard J. Augustine, Gary R. Fairhead, C. Joseph Incrocci, D.S. Patel, Magan H. Patel, Thomas W. Rieck and Dilip S. Vyas. Information with respect to the nominees is as follows:

 Name, Position with the Company;                        First
 Present Principal Occupation or                         Became
 Employment and Five-Year Employment History            Director        Age
 ---------------------------------------------------     -------        ----
 Richard J. Augustine                                      1992          54
 Director; President, R.J. Augustine & Associates, Ltd.,
 Certified Public Accountants, from 1978 to present.

 Gary R. Fairhead                                          1995          45
 President; SigmaTron International, Inc. and
 predecessor company from 1990 to present.

 C. Joseph Incrocci                                        1995          54
 President, Alkco Lighting Company, a division
 of J.J.I. Lighting Company from 1984 to present.

 D.S. Patel                                                1987          56
 Chairman of the Board of Directors;
 President and Chief Executive Officer of
 the Company form February, 1987 to present.

 Magan H. Patel                                            1987          51
 Director; Executive Vice President and Assistant
 Secretary of the Company from February, 1987 to present.

 Thomas W. Rieck                                           1987          52
 Director; Secretary of the Company from February,
 1987 to present; Partner, Rieck and Crotty, P.C.,
 the Company's legal counsel.

 Dilip S. Vyas                                             1987          49
 Director; Vice President-Business Development
 of the Company from February, 1987 to present.

 Messrs. Gary R. Fairhead, D.S. Patel,  Thomas W. Rieck, and  Dilip
 S. Vyas are directors of SigmaTron International, Inc. ("SigmaTron"). The Company owns approximately 17% of the Common Stock of SigmaTron, which is traded on the NASDAQ National Market System under the symbol "SGMA."

 Compensation of Directors. Non-employee Directors are entitled to receive Directors' fees at the rate of $8,000 per annum and all Directors are entitled to receive $1,000 for each meeting attended. Non-employee Directors' compensation may not exceed $14,000 per annum and employee Directors' compensation may not exceed $6,000 per annum. Directors are also entitled to reimbursement of reasonable expenses incurred in attending meetings of the Board of Directors. In addition, pursuant to the 1994 Directors' Stock Option Plan, non-employee Directors in office at the adjournment of the annual shareholder meeting are granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise per share equal to the fair market value of a share of the Company's Common Stock on the date of the grant.

 Meetings and Committees of the Board of Directors. The Board of Directors held nine meetings during the fiscal year ended April 30, 1997, which were attended by all of the Directors then in office.

 The Board of Directors has an Audit Committee, Compensation Committee and Strategic Planning Committee. The Board decided to discontinue the Executive Committee during fiscal year 1997.

 The Company's Audit Committee, which consists of Richard J. Augustine (Chairman), Gary R. Fairhead and Thomas W. Rieck, meets with the Company's independent public accountants, reviews the scope and results of their audit, reviews management response to advisory comments and inquiries into various matters such as adequacy of internal controls and security, application of new regulatory policies and accounting rules and other issues that may from time to time be of concern to the Committee or its members. The Audit Committee met two times during the fiscal 1997.

 The Company's Compensation Committee, which consists of C. Joseph Incrocci (Chairman), Thomas W. Rieck, and Richard J. Augustine, is responsible for reviewing and approving the salary and bonus paid to the executive officers of the Company. The Compensation
 Committee also administers the 1993 Stock Option Plan. The Compensation Committee met two times during the fiscal 1997.

 The Company's Strategic Planning Committee, which consists of D.S. Patel (Chairman), Gary R. Fairhead, C. Joseph Incrocci and Thomas
 W. Rieck, and which is empowered to establish the growth plan of the Company, did not meet during the fiscal 1997.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 During the year ended April 30, 1997, SigmaTron purchased raw materials of approximately $6,895,000. Trade accounts receivable related to these purchases was approximately $728,000 at April 30, 1997. SigmaTron also leases a portion of the 2201 Landmeier Road premises in Elk Grove Village, Illinois from the Company at a base rental of $30,000 per month as of November 1, 1996. The lease requires SigmaTron to pay real estate taxes, maintenance and utility expenses. Rental income was approximately $339,000 for the year ended April 30, 1997. The Company owns approximately 17% of SigmaTron's outstanding Common Stock.

 Beginning in 1987, through the present, the Company has retained the law firm of Rieck and Crotty, P.C., to perform certain legal services and anticipates that the firm will perform similar services in 1998. During fiscal year ended April 30, 1997, the Company paid approximately $189,000 in legal fees to Rieck and Crotty, P.C.

                   SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of June 30, 1997, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) each Director, (ii) all Executive Officers and Directors as a group, (iii) all persons known by Company to own beneficially more than 5% of the Company's Common Stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                              Amount and Nature    Percent of
                                                of Beneficial       Shares of
 Name                  Address                    Ownership       Common Stock
 ------------     -------------------------      -------------    -----------
                                                             1,3,4
D.S. Patel             2350 E. Lunt Avenue             57,277         28.47%
                       Elk Grove Village, IL 60007
                                                             1,3
Magan H. Patel         2350 E. Lunt Avenue             90,874          5.32%
                       Elk Grove Village, IL 60007
                                                             1,3,5
Dilip S. Vyas          2350 E. Lunt Avenue              8,792          1.62%
                       Elk Grove Village, IL 60007
                                                             6,9
Richard J. Augustine   999 Plaza Drive                 15,700            *
                       Schaumburg, IL 60073
                                                             7,8,9
Thomas W. Rieck        55 W. Monroe Street             15,200            *
                       Chicago, IL 60603
                                                             9
C. Joseph Incrocci     11500 West Melrose Avenue       10,000            *
                       Franklin Park, IL 60131
                                                             9,10
Gary R. Fairhead       2201 Landmeier Road             14,000            *
                       Elk Grove Village, IL 60007

All Executive Officers and Directors                         2
 as a group (7 persons)                             1,991,843         36.42%

 An asterisk (*) indicates less than 1%

 1
    Includes shares held by the Circuit Systems, Inc. Employee Stock Ownership Plan and beneficially owned by the following officers: Mr. D.S. Patel, 6,490 shares; Mr. Magan H. Patel, 4,693 shares; and Mr. Dilip S. Vyas, 3,792 shares; and all executive officers as a group, shares.
 2
    As of June 30, 1997, the ESOP Trustee held 233,714 shares, which represents 4.61% of the outstanding Common Stock of the Company. Each Trustee has shared voting and investment power with respect to this stock. Hence, D.S. Patel, Magan H. Patel, Dilip S. Vyas, and Thomas W. Rieck, the trustees, each disclaim any beneficial ownership of such shares.
 3
    Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after June 30, 1997, as follows: Mr. D.S. Patel, 175,000 shares; Mr. Magan H. Patel, 105,000 shares; Mr. Dilip S. Vyas, 70,000 shares; and all executive officers as a group, 350,000 shares.
 4
    Includes 200,000 shares held by Mr. Patel's spouse. Mr. Patel has sole voting and investment power over these shares.
 5
    Does not include 140,348 shares held in trust for, among others, members of the family of D.S. Patel and Magan H. Patel, neither of whom have investment nor voting power of such shares. Beneficial ownership of such shares is disclaimed.
 6
    Includes 500 shares held in retirement account.
 7
    Includes 200 shares held in trust for a family member.
 8
    Does not include 1,000 shares held by Rieck and Crotty, P.C. Profit Sharing Plan, for which voting and investment power is shared. Beneficial ownership of such shares is disclaimed.
 9
    Includes 5,000 shares subject to options granted to Directors in office in September 1994, 1995, and 1996 under the 1994 Directors' Stock Option Plan. All options are deemed exercised solely for the purpose of showing total shares owned by each non-employee director.
 10
    Includes 2,000 shares held in retirement account.

 Under the federal securities laws, the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Company and the SEC. Specific due dates for these reports have been established by regulation and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal 1997. All of these filing requirements were satisfied by the Company's Directors, Executive Officers and 10% holders during fiscal year 1997.


                 COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth in the format required by applicable regulations of the Securities and Exchange Commission the compensation for Executive Officers of the Company who served in such capacities as of April 30, 1996.

                     SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------
|             | FISCAL |                |                    |               |
|             |  YEAR  |     ANNUAL     |       LONG-TERM    |               |
| NAME  AND   | ENDED  |  COMPENSATION  |    COMPENSATION    |   ALL OTHER   |
| TITLE       |APRIL 30|                |                    |  COMPENSATION |
|             |        |----------------|--------------------|      2        |
|             |        | SALARY | BONUS | AWARDS   | PAYOUTS |               |
|             |        |        |  1    |          |         |               |
|             |        |        |       |          |         |               |
|             |        |        |       |          |         |               |
|             |        |        |       |          |         |               |
|             |        |        |       |SECURITIES|LONG-TERM|               |
|             |        |        |       |UNDERLYING|INCENTIVE|               |
|             |        |        |       | OPTIONS  |PLAN PAY |               |
|             |        |        |       |   (#)    | OUTS($) |               |
|             |        |        |       |          |         |               |
------------------------------------------------------------------------------
 D.S. Patel,    1997    $520,000  $ 5,000   50,000      -0-        $82,722
 President      1996    $414,000  $17,500   50,000      -0-        $61,892
 and Chief      1995    $520,000  $  -0-    50,000      -0-        $84,858
 Executive Officer
------------------------------------------------------------------------------
 Magan H.       1997    $132,680  $ 1,300   30,000      -0-        $28,772
 Patel,         1996    $103,200  $ 4,500   30,000      -0-        $26,487
 Executive      1995    $124,800  $24,000   30,000      -0-        $30,591
 Vice President
 and Assistant Secretary
------------------------------------------------------------------------------
 Dilip S.        1997   $117,080  $ 1,150   20,000      -0-        $11,442
 Vyas,           1996   $ 93,660  $ 4,200   20,000      -0-        $14,250
 Vice            1995   $109,200  $21,000   20,000      -0-        $17,558
 President-Business Development
------------------------------------------------------------------------------

 1
    A description of the Company's bonus arrangements is contained below the caption "The Report of the Compensation Committee on Executive Compensation."
 2
    The amounts disclosed in this column include:

    (a)                                     Company  contributions
      of the following amounts in calendar year 1996(estimated), 1995 and 1994 under the Company's Employee Stock Ownership Plan, on behalf of Mr. D.S. Patel, $542, $1,505, and $2,591; Mr. Magan H. Patel, $398, $1,105, and $2,591; and Mr. Dilip
      S. Vyas, $363, $1,003 and $2,308.

    (b) Payment by the Company in each fiscal year of premiums on whole life insurance policies for Mr. D.S. Patel of $34,200 and for Mr. Magan H. Patel of $12,000.

    (c) Payment by the Company in fiscal 1997, 1996 and 1995 of $7,000, $12,000 and $10,000, respectively in Directors fees.

    (d) Payment by the Company in fiscal 1997 of approximately $17,800 on behalf of D.S. Patel for legal, tax and financial planning advice pursuant to employment agreement.

    (e) Company match in calendar year 1996, 1995 and 1994 to the Company's 401(k) Plan on behalf of D.S. Patel $1,634, $1,387 and $2,340, on behalf of Magan H. Patel, $1,440, $1,382 and $1,004 and on behalf of Dilip S. Vyas, $1,265, $1,247 and $873.


                           Stock Options

 The Company has in effect the 1993 Stock Option Plan pursuant to which options to purchase common stock may be granted to employees (including executive officers) of the Company. The following table sets forth certain information relating to stock options granted to the named executive officers in fiscal 1997.

               OPTION GRANTS DURING FISCAL YEAR 1997

                              Individual Grants
                      ----------------------------
                         % of
                         Total                                  Potential
           Number of    Options of                           Realizable Value
             Shares     Granted to                          at Assumed Annual
           Underlying   Employees                             Rates of Stock
            Options      Fiscal     Exercise   Expiration  Price Appreciation
Name      Granted(#)(1)   Year        Price        Date     for Option Term(2)
-----------------------------------------------------------------------------
                                                               5%       10%
                                                           -------------------
D.S. Patel     50,000    50%        $7.0125   06/11/06    $168,585  $476,130
Magan H. Patel 30,000    30%        $6.375    06/10/06    $120,276  $304,803
Dilip S. Vyas  20,000    20%        $6.375    06/10/06    $ 80,184  $203,202

 1
  Options vest 25% every six months after the date of grant. The option exercise price is 100% (110% for Mr. D.S. Patel) of the fair market value on the date of grant. Options are exercisable for a period of 90 days after a voluntary termination to the extent vested at that time.
 2
  Amounts represent hypothetical gains that could be achieved if exercised at end of the option term. The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in the Common Stock from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Common Stock or amounts that may be ultimately realized upon exercise.

                       Year-End Option Table

 The following table sets forth certain information regarding the value of unexercised options held as of April 30, 1997. No options were exercised in fiscal 1997.

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END OPTION VALUES

Number of Shares Underlying               Value of Unexercised In-The-Money
Unexercised Options at April 30, 1997     Options at April 30, 1997 (1)

Name         Exercisable  Unexercisable   Exercisable   Unexercisable
----------------------------------------------------------------------------
 D.S. Patel     150,000       50,000        $43,125       $14,375
 Magan H. Patel  90,000       30,000        $39,375       $13,125
 Dilip S. Vyas   60,000       20,000        $26,250       $ 8,750

 1
  Represents the difference between the exercise price of the outstanding options and the closing price of the Common Stock on April 30, 1997, which was $5.00 per share. Options that have an exercise price greater than the fiscal year-end market value are not included in the value calculation.

                        Employment Agreement

 On April 16, 1994, the Company entered into an employment agreement with Mr. D.S. Patel for a continuous term of twenty-four months, which provides for a base salary of $520,000 per year. In addition, the agreement provides that he be paid a performance bonus in an amount which the Board of Directors, in its absolute discretion, determines to be proper in relation to, among other things, attainment of the fiscal objectives of the Company. In addition, pursuant to the terms of the agreement, Mr. Patel is entitled to reimbursement for legal, tax and financial planning advice in an amount not to exceed $25,000 annually and to the use of an automobile for business purposes. The agreement is terminable upon 90 days written notice by Mr. Patel or immediately by the Company at anytime. Mr. Patel is also entitled to participate in any other cash or deferred bonus, profit sharing or retirement plans which the Company now has or which may be adopted by the Company. The Company also advances, on behalf of Mr. Patel, annual premiums of $34,200 for a whole life insurance policy on his life.

                   Employee Stock Ownership Plan

 Effective January 1, 1989, the Company adopted the Circuit Systems, Inc. Employee Stock Ownership Plan ("ESOP") covering substantially all employees. The ESOP is administered by the Board of Directors of the Company and the trustees are D.S. Patel, Magan H. Patel, Dilip S. Vyas and Thomas W. Rieck. The ESOP is a noncontributory plan designed to invest primarily in the Common Stock of the Company and to distribute retirement benefits (or benefits in the event of death or disability) in the form of such Common Stock or cash.

 The Company may make contributions to the ESOP in the form of cash, Company Common Stock or other property, solely at the discretion of the Board of Directors. The Company made no contribution to the ESOP for the fiscal year ended April 30, 1997. At the Board of Directors meeting held June 24, 1997, the Board resolved to terminate the ESOP and distribute all the benefits to the participants.

                            401(k) PLAN

 Effective May 1, 1994, the Company adopted the Circuit Systems, Inc. 401(k) Plan ("Plan"), covering substantially all employees.
 The Plan is administered by the Board of Directors of the  Company and the trustee is Fidelity Management Trust Company. The Plan  is
 a  defined  contribution   plan  that   permits  participants   to
 contribute up to 15% of pretax annual compensation, as defined in the Plan. The Company contributes 25% of the first 6% of annual compensation that a participant contributes to the Plan. Additional matching amounts may be contributed at the discretion of the Company's Board of Directors. Plan participants are provided eight optional forms of direct investment under the Plan. The Company contributed approximately $78,000 to the Plan for the fiscal year ended April
 30, 1997.

                  COMPARATIVE  PERFORMANCE  GRAPH

 The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five year shareholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has compared its performance with the NASDAQ Market Value Index and a peer group of companies engaged in the printed circuit board industry comprised of Sheldahl, Inc., Hadco Corporation, Altron Incorporated, M-Wave, Inc., Parlex Corporation and Sigma Circuits, Inc. The peer group differs from that used in the prior year, due to the addition of M-Wave, Inc., because of similar geographic and market capitalization factors in the 1997 performance comparison.

            COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
           AMONG CIRCUIT SYSTEMS, INC., THE NASDAQ MARKET
            INDEX AND A SELECTED PEER GROUP OF COMPANIES


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         ASSUMES $100 INVESTED
                           ON MAY 1, 1992
                    ASSUMES DIVIDEND REINVESTED

                            FISCAL YEAR

 COMPANY                 1992    1993    1994     1995   1996    1997
 ----------------------------------------------------------------------
 Circuit Systems, Inc.  100.00   171.88  159.38   78.13  125.00  125.00
 Peer Group             100.00   118.48  151.96  242.31  452.63  414.55
 NASDAQ Market Index    100.00   119.48  134.11  146.43  217.88  204.40

 The comparison of total return on investment based upon the changes in year end price plus reinvested dividends for each period is calculated assuming $100 was invested on May 1, 1992 in Circuit Systems, Inc., the companies which comprise the NASDAQ Market Index and the selected peer group companies.

              THE REPORT OF THE COMPENSATION COMMITTEE
                     ON EXECUTIVE COMPENSATION

 The  Compensation  Committee   of  the  Board   of  Directors   is
 responsible for reviewing and approving the compensation paid to the executive officers of the Company, including salaries and bonuses. Following review and approval by the Committee, actions pertaining to executive compensation are reported to the full Board of Directors.

 It is the philosophy of the Company to ensure that executive compensation be linked directly to continuous improvements in corporate performance and increases in shareholder value. The Committee believes that corporate performance includes, in addition to stock market and financial performance, such factors as the quality of the Company's products and the timeliness of its services, monitoring and improving the Company's environmental performance and maintaining equitable opportunities for the Company's employees.

 The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  * provide a competitive total compensation program that enables the Company to attract and retain key executives.

  * provide variable compensation opportunities that are directly linked with the performance of the Company and align executive remuneration with the interests of the shareholders

  * integrate all pay programs with the Company's annual and long-term business strategies and objectives and focus executive behavior on the fulfillment of those objectives.

 The Committee does not use a quantitative method or use mathematical formulas exclusively in setting any element of compensation. The Committee uses discretion, guided in large part by the concept of pay for performance, and considers all elements of an executive's compensation package when setting each portion of compensation. Further, the focus on pay for performance may cause individual compensation amounts to change significantly from year to year.

 The key elements of the Company's executive compensation program presently consists of salary, a short-term incentive in the form of an annual bonus and a long-term incentive in the form of stock options. The Compensation Committee's philosophy on each of these key elements, including the basis for the compensation awarded to the CEO, are discussed below.

 Salaries. Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the comparative marketplace for executive talent, including a comparison to base salaries for comparable positions at comparable companies. The Compensation Committee receives the recommendations of the CEO for the compensation to be paid to executive officers (other than himself) and determines the compensation of such executive officers and the CEO after review, modification where appropriate, and approval by the Committee.

 Bonus. Bonus payments for the Company's executive officers are discretionary (except for the standard Company-wide bonus) and are based upon the individual's performance, responsibility and position, as well as corporate results and appreciation in the Company's stock price.

 Stock Options.   The  Committee believes  that stock  options  are
 advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the executives to seek to improve the long-term market performance of the Company's stock. The Committee believes the grant of the options serves to align the interests of the executives with those of the shareholders. The 1993 Stock Option Plan provides an incentive for superior performance by officers and key employees who have the most impact on the management and success of the Company's business.

 Compensation of the Chief Executive Officer. The Committee reviews the total annual compensation of Mr. D.S. Patel and takes into account his role and responsibilities as president and chief executive officer of the Company and as a member of the Board of Directors of SigmaTron. Mr. Patel's salary and bonus are paid in accordance with his employment agreement which is described on page 8.

 During the past year the Company initiated a physical reorganization to build capacity which would strategically position the Company for the future. The Company was impacted by a failed merger attempt and a downturn in the Company's business and continuous operational issues. The Company has now completed the acquisition of the pcb operation of Philips Consumer
 Electronics Company. This acquisition will significantly add to the single-sided board offering of the Company. The Philips "state of the art" facility will allow the Company to be price competitive on a global basis. This acquisition, along with the pressures of a more competitive market, require the Company build its executive resources and talent. In that regard, Mr. D. S. Patel has requested the Board of Directors of the Company undertake a search for talented executives to build the Company's management team, especially those persons experienced with the management of a multi-division corporation. Mr. Patel believes the Philips acquisition and the addition of two talented executives will position the Company to participate in the current market consolidation and the "one-stop shopping" structure of the supply base. Because of the operating results of the past year, Mr. Patel was not awarded a bonus, except for the standard Company-wide bonus. Further, in anticipation of expanding the management team, the Committee will study and propose a new compensation plan to more closely tie executive compensation to increases in shareholders wealth, including salary, stock options and any other form of compensation. The Committee recommends that Mr. Patel's employment contract be extended for an additional year (until April 30, 1998). Accordingly, the Committee recommends to the Board that there be no change in executive compensation and no award of stock options until such time that the Committee has completed its compensation study. The entire Board discussed the Committee's report, which was approved.

 Deductibility of Certain Executive Compensation. Section 162(m) added to the federal Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 (the "Act"), denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation. Exempt compensation includes only the following:
 (a) performance-based compensation (provided that certain outside directors, shareholder approval, and certification requirements are met); (b) commissions; (c) payments from certain tax-qualified retirement plans; (d) health and other fringe benefits that are reasonably believed to be excludable from gross income; and (e) compensation payable under a binding written contract in effect February 17, 1993.

 The new deduction limitation has no effect on the Company's ability to deduct payments made (or deemed made for tax purpose) in fiscal 1997 to the named executive officers listed in the Summary Compensation Table. The new limitation, however, could affect the ability of the Company to deduct compensation paid to such officers in fiscal 1998 and subsequent years. The Company intends to take appropriate action to comply with Act so that deductions will be available to it for all compensation paid to its executive officers.

 Compensation Committee Interlocks and Insider Participation. In respect of deliberations concerning executive officers' compensation, all members of the Board of Directors participated in its deliberations, except that Mr. Patel did not participate in votes concerning his compensation deliberations.

 There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors or its Compensation Committee.

                           AUDITORS

 Grant Thornton LLP acted as independent certified public accountants to audit the financial statements of the Company for the current fiscal year and to perform other appropriate accounting services. Grant Thornton LLP has examined the financial statements of the Company since 1985. Representatives of Grant Thornton LLP will be present at the Annual Meeting, and will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions. The Board of Directors expects to select its independent certified public accounting firm for the next fiscal year at its Annual Meeting.

                       SHAREHOLDER PROPOSALS

 A proper proposal submitted by a shareholder for presentation at the Company's 1998 Annual Meeting and received by the Company at its principal executive offices no later than May 1, 1998, will be included in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting.

                           OTHER  MATTERS

 As of the date of this Proxy Statement, the Board of Directors is not aware of any business which will be presented for consideration at the meeting other than the foregoing. However, if other matters not now known properly come before this meeting it is intended that the persons named as proxies, or their substitutes, will vote the stock in accordance with their best judgment on such matters.
                                By Order of the Board of Directors,
                                /s/ D.S. Patel
                                -----------------------------------
                                D.S. Patel, President and Chief
                                Executive Officer

 Elk Grove Village, Illinois
 August 8, 1997